Exhibit 10.3

19 May 2017

To:	GulfMark Americas, Inc. (the “Borrower”) GulfMark Management, Inc. (the “Pledgor” and, together with Borrower, “you”)

842 West Sam Houston Parkway North, Suite 400

Houston, Texas 77024 United States

Attention: Chief Financial Officer

From:     The Royal Bank of Scotland plc (in its capacity as Agent for the Lenders)

Syndicated Loans Agency Corporate & Institutional Banking,

250 Bishopsgate London, EC2M 4AA

United Kingdom

Dear Sirs,

Multicurrency Facility Agreement dated 26 September 2014 (as amended, supplemented and/or restated from time to time and as last amended on 31 March 2016) (the “Facility Agreement”, capitalised terms used but not defined herein as therein defined).

1.	Introduction

1.1

Reference is made to the Facility Agreement, the letter agreement, dated 8 March 2017, between the Borrower, GulfMark Offshore, Inc. (the “Parent”) and the Agent (the “Interim Funding Letter”) and the letter agreements, dated 17 March 2017, 14 April 2017, 28 April 2017 and 12 May 2017, in each case between the Borrower, the Parent and the Agent, (collectively, the “Support Letters”). This letter shall be referred to as the “Forbearance Letter”.

1.2

In contemplation of commencement by the Parent of a voluntary case (the “Case”) by a petition under Title 11 of the United States Code (the “U.S. Bankruptcy Code”) and, the date on which such petition is filed, the “Petition Date”), you have requested, and the Agent (acting on the instructions of all the Lenders) has agreed to forbear from exercising any remedies in respect of the Enumerated Defaults (as defined below) during the Forbearance Period (as defined below) on the terms of this Forbearance Letter.

2.	Forbearance Period

2.1

During the Forbearance Period, the Agent (acting on the instructions of all the Lenders) hereby agrees to waive each Default and/or Event of Default which is an Enumerated Default (and to forbear from exercising any rights or remedies under the Finance Documents as a result of any such Default and/or Event of Default which is an Enumerated Default) and Clause 30.20.2 of the Facility Agreement shall not apply and, to the extent that the Clause 30.20.2 operated automatically to (x) terminate the obligations of the Lenders to make Loans and the obligations of the Issuing Banks to issue or renew Letters of Credit under the Facility Agreement, (y) accelerate the unpaid principal amount of all outstanding Loans, interest and other amounts owing under the Finance Documents and (z) require that each Borrower cash-collateralize outstanding Letters of Credit, in each case, each of the Agent, the Lenders, the Issuing Banks and the other Finance Parties hereby rescind such termination, acceleration and requirement to cash-collateralize Letters of Credit and all other actions effected by the automatic operation of Clause 30.20.2 of the Facility Agreement on a retrospective basis subject to the terms of this Forbearance Letter; in each case subject always to the Interim Funding Letter.

2.2

The “Forbearance Period” is the period beginning on the date the conditions set forth in clause 4 below have been satisfied and ending on the date (the “Forbearance Termination Date”) that is the earlier of (x) the occurrence of any Early Termination Event (as defined below) and (y) May 31, 2017.

(a)	The occurrence of any of the following events constitutes an “Early Termination Event”:

(i)	the conversion of the Case from a Chapter 11 reorganization to a liquidation under Chapter 7 of the U.S. Bankruptcy Code;

(ii)	the effective date of any plan of reorganization filed in respect of the Case;

(iii)	sale of substantially all assets of the Parent or the NOK Borrower, whether pursuant to Section 363 of the U.S. Bankruptcy Code or otherwise;

(iv)

any failure by the Borrower to comply in all material respects with (a) the Interim Funding Letter, (b) this Forbearance Letter; (c) the fee letter among the Borrower, the Parent and Sullivan & Cromwell LLP, dated 8 March 2017; (d) the engagement letter among FTI Consulting, Inc., the Borrower, the Parent and Sullivan & Cromwell LLP, dated 12 January 2017 (and executed by the Borrower and the Parent on 7 March 2017); (e) the fee letter among the Borrower, the Parent and Holman Fenwick Willan LLP, as maritime counsel to the Agent, dated 14 April 2017; and (f) the fee letter among the Borrower, the Parent and Young Conaway Stargatt & Taylor, LLP, as Delaware counsel to the Agent, dated 12 May 2017 ((b) through (e), collectively, the “Forbearance Documents”);

(v)	a proceeding is commenced with respect to the following:

(1)	the commencement by the Borrower, Pledgor or any Material Company (other than Parent) (collectively, the “Americas Entities”) of a voluntary case under the U.S. Bankruptcy Code;

(2)

a moratorium of any indebtedness, winding-up, dissolution, administration, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), adjustment of debt, dissolution, insolvency or liquidation of the Borrower;

(3)

the appointment of a liquidator, receiver, administrative receiver, administrator, custodian (as defined in the U.S. Bankruptcy Code or any similar law in any jurisdiction), compulsory manager or other similar officer in respect of the Borrower or any of its assets;

(vi)	an involuntary case is commenced against any Americas Entity under the U.S. Bankruptcy Code or any similar law of another jurisdiction;

(vii)	enforcement of any Security securing indebtedness for borrowed money in excess of $5 million over any assets of the Borrower; or

(viii)	the Interim Order (defined below) is stayed, reversed, vacated or modified on appeal, or paragraph 22 thereof becomes null and void.

(b)	On the Forbearance Termination Date, the following shall automatically occur without further action by Agent, any Lender, any Issuing Bank or any other Finance Party:

(i)	clause 2.1 of this Forbearance Letter shall be disapplied and Clause 30.20.2 of the Facility Agreement shall operate automatically in accordance with its terms;

(ii)

there shall be deemed to be a continuing Event of Default under the Facility Agreement and notice shall have been deemed given by the Agent to the Borrower in accordance with Clause 30.20.1 of the Facility Agreement;

(iii)	the unpaid principal amount of all outstanding Loans and all interest and other amounts owing under the Finance Documents shall be immediately due and payable; and

(iv)	the Majority Lenders shall be entitled to exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

3.	Enumerated Defaults

3.1	Each of the following is an “Enumerated Default”:

(a)	an Event of Default under Clause 30.4.1 of the Facility Agreement, but only insofar as it arises as a result of:

(i)	Parent’s failure to deliver the financial information required under Clause 27.1.1 of the Facility Agreement;

(ii)	Parent’s failure to deliver a Compliance Certificate as required under Clause 27.2 of the Facility Agreement in relation to the immediately preceding sub-clause (i) above;

(iii)

Parent’s failure to the notify the Agent of any Default or Event of Default as required under Clause 27.10 of the Facility Agreement, but only insofar as such Default or Event of Default constitutes an Enumerated Default and excluding, for the avoidance of doubt, any Early Termination Event that also constitutes a Default or Event of Default; or

(iv)	a breach of any financial covenant set forth in Clause 28 of the Facility Agreement;

(b)

an Event of Default under Clause 30.5 of the Facility Agreement, but only insofar as it arises as a result of a failure to comply with Clause 29.2 of the Facility Agreement due to Parent’s failure to file any required filing with the SEC in the prescribed time frame;

(c)	an Event of Default under Clause 30.14 of the Facility Agreement arising as a result of a “going concern” or like qualification or exception;

(d)	an Event of Default under Clause 30.7 of the Facility Agreement, but only insofar as it arises as a result of:

(i)	A Default or Event of Default under the indenture governing the 2022 Notes arising as a result of either:

(1)	Parent’s failure to pay scheduled interest or coupon amounts as required by the indenture governing the 2022 Notes (the “Notes Non-Payment”); or

(2)	the Case; or

(ii)	a Default or Event of Default under the NOK Facility arising as a result of either:

(1)	the Notes Non-Payment;

(2)	the Case; or

(3)	any of the Enumerated Defaults;

(e)	an Event of Default under Clause 30.8 of the Facility Agreement, but only insofar as it arises as a result of:

(i)	Parent or any of its Subsidiaries (other than any Americas Entity) entering into negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)	the Case; or

(iii)	the Notes Non-Payment;

(f)	an Event of Default under Clause 30.9.1 of the Facility Agreement, but only insofar as it applies directly to the Parent and as a result of the Case or the Notes Non-Payment;

(g)

an Event of Default under Clause 30.6 of the Facility Agreement but only insofar as it arises as a result of the representation at Clause 26.11 being repeated in relation to an Enumerated Default during the Forbearance Period; and

(h)	an Event of Default under Clause 30.19 of the Facility Agreement.

3.2	The Forbearance Period in respect of the Enumerated Defaults is limited in nature and nothing in this Forbearance Letter is intended, or will be deemed to:

(a)

constitute a waiver of any Defaults or Events of Default other than the Enumerated Defaults during the Forbearance Period or compliance with any term or provision of the Finance Documents or applicable law, except to the extent expressly provided for herein; or

(b)	establish a custom or course of dealing between you, on the one hand, and the Agent or any Lender, on the other hand.

3.3

Notwithstanding anything to the contrary in this Forbearance Letter, but subject to (a) clause 3.4 below and (b) any action otherwise permitted by paragraph 22 of the Interim Order, the forbearances (during the Forbearance Period) in respect of any Enumerated Default shall not constitute a waiver, amendment, termination or forbearance or concession with respect to any Default or Event of Default for the purposes of Clause 27 (Information Undertakings) or Clause 29 (General Undertakings) of the Facility Agreement, in each case to the extent that (x) any permissions referred to in such clauses are conditioned on or subject to there being no Default or Event of Default or (y) any actions referred to in Clause 29 could be taken in the absence of a Default or Event of Default; and for the avoidance of doubt no such transactions or actions in either case shall be undertaken during the Forbearance Period.

3.4

In addition to the restriction on the actions and transactions imposed by Clause 3.4, during the Forbearance Period, no Obligor shall take any of the actions prohibited by paragraph 22 of the Interim Order.

4.	Conditions to Forbearance Period

4.1

The Forbearance Period shall commence upon the satisfaction of the following conditions precedent, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders):

(a)

the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), and 364(e) (I) Authorizing Debtor (A) to Obtain Postpetition Financing, (B) Grant Senior Liens and Superpriority Administrative Expense Status, and (C) Enter Related Agreement with DNB Bank Asa; (II) Modifying the Automatic Stay; (III) Scheduling Final Hearing; and (IV) Granting Related Relief, in substantially the form attached to the motion requesting entry thereof and without any changes adverse to Agent or the Lenders (the “Interim Order”), has been entered by the Bankruptcy Court;

(b)

the Borrower has, to the extent invoiced on or prior to the date hereof, paid all outstanding reasonably incurred fees and expenses of counsel and other advisors to the Agent required to be paid pursuant to the terms of the Facility Agreement and clause 8 below (including all fee letters described therein); and

(c)	the Parent and the Borrower continue to comply in all material respects with the Interim Funding Letter and this Forbearance Letter.

4.2

The Agent (acting on the instructions of all the the Lenders) acknowledges that the condition set out in paragraph (a) of clause 4.1 was satisfied on 18 May 2017 upon entry of the Interim Order in the Case.

5.	Tolling of time periods

The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that the Agent or any Lender may be entitled to take or bring to enforce its rights and remedies against you are, to the fullest extent permitted by law, tolled and suspended during the Forbearance Period

6.	Acknowledgements

6.1

Pledgor and Borrower, for themselves and on behalf of their respective direct and indirect Subsidiaries, agree and acknowledge that as of 18 May 2017, the aggregate amount of (a) outstanding Loans under the Facilities is US$72,000,000.00, comprised of US$68,000,000.00 of Revoling Facility Loans and US$4,000,000.00 of Swingline Loans, (b) outstanding prrincipal amount of Letters of Credit is US$1,513,236.15, (c) accrued and unpaid interest and fees owed to the Lenders is US$348,710.31, (d) in each case, the foregoing amounts do not include fees, expenses and other amounts which are chargeable to or otherwise reimbursable by the Obligors on a joint and several basis (items (a) through (d), collectively and without excluding any other amounts due under the Facilities, the “Facility Obligations”), (e) the Facility Obligations constitute the legal, valid and binding obligations of the Obligors and (f) the Transaction Security comprises valid, binding, and enforceable first priority liens, mortgages and security interests in favour of the Security Agent for the benefit of the Secured Parties in the assets secured thereby.

6.2

The Borrower, for itself and on behalf of its respective direct and indirect subsidiaries, agrees and acknowledges it will (a) maintain adequate records of all intercompany transactions between such entities and the Parent and their other Subsidiaries and Affiliates and (b) deliver a report to Agent within twenty days of month end identifying such intercompany transactions (the “Intercompany Report”).  The form of the Intercompany Report shall be agreed in good faith between Borrower and Agent within 10 days of the date hereof.

7.	Counterparts

This Forbearance Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Forbearance Letter.

8.	Fees and expenses

During the Forbearance Period, the Company shall duly and punctually pay all reasonably incurred fees and expenses upon receipt of invoices pursuant to, and in accordance with, the Facility Agreement and within the terms and time limits specified in the Forbearance Documents. Each of you hereby acknowledges you shall each be jointly and severally liable for fees and expenses due under each of the Forbearance Documents.

9.	Governing law, jurisdiction and enforcement

This Forbearance Letter and any non-contractual arrangements arising out of or in relation to it shall be governed by English law. This Forbearance Letter is a Finance Document.

The provisions of Clauses 44 (Remedies and Waivers) and 49 (Enforcement) of the Facility Agreement shall apply in relation to this Forbearance Letter as if such provisions were restated in this Forbearance Letter in their entirety, but with references in Clause 49 (Enforcement) to “Finance Documents” and “this Agreement” construed to refer to this Forbearance Letter.

[Signature Pages Follow]

Please confirm your acceptance to the foregoing terms

and conditions by signing the acceptance of this letter

below.

Yours faithfully

 The Agent

/s/ Paul Keilty

………………………………………………………

For and on behalf of The Royal Bank of Scotland plc

(acting on the instructions of all Lenders and other

Finance Parties)

[Signature Page to Forbearance Letter]

Accepted and agreed by:

The Borrower

/s/ J. Mitchell …………………………………………………… For and on behalf of GulfMark Americas, Inc.	5/19/2017 ………………………………………… Date

The Pledgor

/s/ J. Mitchell …………………………………………………… For and on behalf of GulfMark Management, Inc.	5/19/2017 ………………………………………… Date

[Signature Page to Forbearance Letter]